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                                                                  EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this pre-effective amendment No. 1 to Form S-3 (to be filed on or about October 22, 1996) of our report dated March 19, 1996, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, on our audits of the financial statements of Telechips Corporation (Company) as of December 31, 1995 and 1994 and for the years then ended and for the period from inception (January 7, 1991) to December 31, 1995. We also consent to the reference to our firm under the caption "Experts."


                                           /s/  Coopers & Lybrand L.L.P.


Sacramento, CA
October 22, 1996